EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
BABCOCK & WILCOX ENTERPRISES, INC.
Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Babcock & Wilcox Enterprises, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.
This Certificate of Amendment amends the provisions of the Corporation’s Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware (the “Certificate of Incorporation”).

2.
The Certificate of Incorporation is hereby amended by replacing the first paragraph of Article FOURTH with the below provision:

“The aggregate number of shares of capital stock which the Corporation will have authority to issue is 500,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and 20,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). The Corporation may issue shares of any class of its capital stock for such consideration and for such corporate purposes as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine. Each share of Common Stock shall be entitled to one vote.”

3.	The Certificate of Incorporation is hereby further amended by adding the following Article TENTH:

“TENTH: (a) Certain Acknowledgments. In recognition and anticipation that (a) the directors, officers and/or employees of either B. Riley or Vintage or both may serve as directors and/or officers of the Corporation, (b) B. Riley, Vintage and their respective Affiliates thereof engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (c) that the Corporation and Subsidiaries thereof will engage in material business transactions with B. Riley, Vintage and their respective Affiliates thereof and that the Corporation is expected to benefit therefrom, the provisions of this Article TENTH are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve B. Riley, Vintage or their respective Affiliates, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

(b) Competition and Corporate Opportunities. None of B. Riley, Vintage or any of their respective Affiliates shall have any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its Subsidiaries, and none of B. Riley, Vintage or any of their respective Affiliates (except as provided in Section (c) below) shall be liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of any such activities of B. Riley, Vintage or any of their respective Affiliates. In the event that B. Riley, Vintage or any of their respective Affiliates acquires knowledge of a potential transaction or matter that may be a corporate opportunity for itself and the Corporation or any of its Subsidiaries, none of B. Riley, Vintage or any of their respective Affiliates shall have any duty to communicate or offer such corporate opportunity, or information regarding such corporate opportunity, to the Corporation or any of its Subsidiaries and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation solely by reason of the fact that any of B. Riley, Vintage or any of their respective Affiliates pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation or any of its Subsidiaries.

(c) Allocation of Corporate Opportunities. In the event that a director or officer of the Corporation who is also a director or officer of either B. Riley or Vintage acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Corporation or any of its Subsidiaries and any of B. Riley, Vintage or any of their respective Affiliates, such director or officer of the Corporation shall have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its stockholders with respect to such corporate opportunity, if such director or officer acts in a manner consistent with the following policy:

(A)
A corporate opportunity offered to any person who is a director or officer of the Corporation, and who is also a director or officer of either B. Riley or Vintage, shall belong to the Corporation if such opportunity is expressly offered to such person in writing solely in his or her capacity as a director or officer of the Corporation.

(B)	Otherwise, such corporate opportunity shall belong to B. Riley or Vintage, as applicable.

(d) Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article TENTH, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not permitted to undertake under the terms of Article THIRD or that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

(e) Agreements and Transactions with B. Riley and Vintage. In the event that any of B. Riley, Vintage or any of their respective Affiliates enters into an agreement or transaction with the Corporation or any of its Subsidiaries, a director or officer of the Corporation who is also a director or officer of B. Riley or Vintage, as applicable, shall have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its stockholders with respect to such agreement or transaction, if:

(A)
The agreement or transaction was approved, after being made aware of the material facts of the relationship between each of the Corporation or a Subsidiary thereof, on the one hand, and any of B. Riley or Vintage or any of their respective Affiliates thereof, on the other hand, and the material terms and facts of the agreement or transaction, by (i) an affirmative vote of a majority of the members of the Board of Directors who are not persons or entities with a material financial interest in the agreement or transaction (“Interested Persons”), (ii) an affirmative vote of a majority of the members of a committee of the Board of Directors consisting of members who are not Interested Persons or (iii) one or more of the Corporation’s officers or employees who are not Interested Persons and who were authorized by the Board of Directors or a committee thereof in the manner set forth in (i) and (ii) above;

(B)	The agreement or transaction was fair to the Corporation at the time the agreement or transaction was entered into by the Corporation; or

(C)
The agreement or transaction was approved by an affirmative vote of the stockholders holding a majority of the shares entitled to vote upon such agreement or transaction, voting as a single voting group, excluding B. Riley, Vintage, any of their respective Affiliates or any Interested Person.

(f) Notice. Any person holding, purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and have consented to the provisions of this Article TENTH.

(g) Severability. If any provision or provisions of this Article TENTH shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article TENTH (including, without limitation, each portion of any paragraph of this Article TENTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Article TENTH (including, without limitation, each such portion of any paragraph of this Article TENTH containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law. This Article TENTH shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Restated Certificate of Incorporation, the Bylaws of the Corporation, applicable law, any agreement or otherwise.

(h) Definitions. For purposes of this Article TENTH, the following terms shall have the respective meanings specified herein:

(A)
“Affiliate” means, in respect of B. Riley and Vintage, any of their respective officers, directors, employees, agents, stockholders, members, partners, or any entity controlling, controlled by or under common control with B. Riley or Vintage, as applicable (other than the Corporation and any of its Subsidiaries)

(B)	“B. Riley” means B. Riley Financial, Inc., together with its affiliates.

(C)	“Subsidiary” means, in respect of the Corporation, any entity controlled by the Corporation.

(D)	“Vintage” means Vintage Capital Management, LLC, together with its affiliates.”

4.	The foregoing amendments were duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

5.	All other provisions of the Certificate of Incorporation shall remain in full force and effect.

6.	This Certificate of Amendment, and the amendments effected hereby, shall become effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate of amendment to be executed on June 14, 2019.

BABCOCK & WILCOX ENTERPRISES, INC.

By: /s/ J. André Hall
Name: J. André Hall
Title:     Sr. Vice President, General
Counsel & Corporate Secretary